EXHIBIT 3.01.1

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF
NUTRASTAR INCORPORATED

John Howell and Edward Newton certify that:

1.    They are the President and Secretary, respectively, of NutraStar Incorporated, a California corporation.

2.    Article One. of the Articles of Incorporation is hereby amended to read in full as follows:

“The name of this corporation is NutraCea”

3.    The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4.    The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding common shares of the corporation is 25,633,547 and the total number of outstanding Series A Preferred Stock of the corporation is 2,778,828. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the total outstanding shares voting as a single class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: July 25, 2003

/s/ John Howell
John Howell, President

/s/ Edward Newton
Edward Newton, Secretary